UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2013

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 19, 2013, the Board of Directors (the “Board”) of Molina Healthcare, Inc. (the “Company”) approved and adopted the Second Amended and Restated Bylaws of Molina Healthcare, Inc. (the “Amended Bylaws”), which became effective immediately.

Pursuant to the Amended Bylaws, Article II, Section 2.2(b) of the Amended and Restated Bylaws (the “Prior Bylaws”), was amended to add a clarification that a stockholder must include in the brief description of a stockholder proposal the text of any proposal and any proposed resolution in its notice to the Company. Additionally Article II, Section 2.2(b) was further amended to provide that a stockholder proposal shall include a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination.

Article II, Section 2.2(c) of the Prior Bylaws was amended to provide that the requirement for an extension of time for nominations in the case where there is an increase in the size of the board of directors would only apply if the board size is increased effective after the time period for which nominations would otherwise be due under Section 2.2(b).

The provisions of Article I, Section 2.2(d) of the Prior Bylaws regarding the conduct of the annual meeting were moved to Section 2.8 of the Amended Bylaws so that they would govern both annual and special meetings.

Article II, Section 2.5 of the Prior Bylaws was amended (i) to require that notice of special meetings shall be delivered or sent to the Secretary of the Company; (ii) to clarify that business at a special meeting of stockholders called by someone other than the Board may be transacted as resolved by the Board, in addition to business specified in a notice of special meeting of stockholders; and (iii) to clarify that directors are not to be elected at a special meeting unless the Board has determined that directors shall be elected at such meeting.

Article II, Section 2.9 of the Prior Bylaws was amended to clarify that the voting standards required by any other applicable law or the rules of any stock exchange on which the Company’s shares are listed would govern voting.

Article II, Section 2.11 of the Prior Bylaws was amended (i) to provide that the Company may appoint one or more inspectors to act at any meeting of the stockholders, rather than two or more inspectors as was provided under the Prior Bylaws, and (ii) to require the inspector(s) to take the oath required under Delaware law.

Article III, Section 3.7 and Article IV, Section 4.3 of the Prior Bylaws were amended to conform the notice provisions to directors and members of the committees of the Board, respectively, to Delaware law and clarify that no notice need be given to directors or committee members, respectively, who waive notice or attend without protest of notice.

Article V, Section 5.1 of the Prior Bylaws was amended to eliminate the requirement for a Chief Medical Officer and add the requirement for a Chief Operating Officer.

Article IX, Sections 9.8(a) and (b) of the Prior Bylaws were amended with respect to the Company’s indemnification obligations as follows: (i) to add an express provision for advancement of expenses; and (ii) to eliminate the right of indemnification for actions brought against the Company by an officer or director or other person, except enforcement of indemnification or if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board.

The Amended Bylaws added a new Article X providing for the Court of Chancery of the State of Delaware as sole and exclusive forum for certain actions.

Finally, the Amended Bylaws also amended and restated certain ministerial provisions of the Prior Bylaws, including Article I, Section 1.1 which was amended to change the registered agent from The Corporation Trust Company to Corporation Service Company.

The foregoing description of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Molina Healthcare, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: July 24, 2013	By: /s/ Jeff D. Barlow
Jeff D. Barlow General Counsel and Corporate Secretary

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